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Exhibit 99.1

(AMEX:GTA)

AT THE COMPANY
W. Bradley Blair, II
President and Chief Executive Officer
Scott D. Peters
Chief Financial Officer
(843) 723-4653

FOR IMMEDIATE RELEASE
January 31, 2003

GOLF TRUST OF AMERICA, INC. ANNOUNCES SALE OF
EAGLE RIDGE GOLF CLUB

CHARLESTON, SC, January 31, 2003—Golf Trust of America, Inc. (AMEX:GTA), a real estate investment trust, announced today that on January 30, 2003 it closed on the sale of Eagle Ridge Golf Club for total consideration of $40.5 million to Eagle Ridge Resort, LLC, a Delaware limited liability company. The total consideration of $40.5 million includes a promissory note in the principal amount of $2.5 million. Eagle Ridge Golf Club has 3.5 golf courses (63-holes of golf) and is located in Galena, Illinois.

        Golf Trust of America, Inc. is a real estate investment trust engaged in the liquidation of its interests in golf courses in the United States pursuant to a plan of liquidation approved by its stockholders. The Company currently owns an interest in seven properties (11.5 eighteen-hole equivalent golf courses). Additional information, including an archive of all corporate press releases, is available over the Company's website at www.golftrust.com.

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Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors including general economic conditions, competition for golf course acquisitions, the availability of equity and debt financing, interest rates and other risk factors as outlined in the Company's SEC reports.

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GOLF TRUST OF AMERICA, INC. ANNOUNCES SALE OF EAGLE RIDGE GOLF CLUB